Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

VININGS HOLDINGS, INC.

Vinings Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Corporation’s Board of Directors, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered “First” so that, as amended, said Article shall be and read as follows: “First: The name of this Corporation is Coeptis Therapeutics, Inc.”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment shall be effective at 12:01 am (Eastern Time), July 12, 2021.

IN WITNESS WHEREOF, the corporation has caused this certificate to be signed this 6th day of July, 2021.

By: /s/ David Mehalick Name: David Mehalick Title: President